10.18

CONFIDENTIAL PORTIONS THAT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST AND FILED SEPARATELY ARE INDICATED BY ASTERISK (*).

Bruce Binkow
AVP
6100 Center Drive
Suite 900
Los Angeles, CA 90045

February 10, 2005

Bruce,

This is to follow up with you on the discussions we have had to determine the parameters of an agreement between the Outdoor Life Network, LLC ("OLN") and ASSOCIATION OF VOLLEYBALL PROFESSIONALS (hereinafter "AVP" or "Licensor") for the following events and programs:

1. THE EVENTS: Licensor is the sanctioning body of and exclusively owns or controls all of the exploitation rights to the events comprising the "2005 AVP SEMI-FINALS" (each individually an "Event" and collectively the "Events") and hereby grants to OLN the right to record, reproduce, edit, and distribute coverage of the Events as more fully described on Schedule A attached hereto and made a part hereof and to produce and distribute television programs (each a "Program" or collectively the "Programs") derived from the Events as further described herein.

Each Event shall consist of one (1) men's semifinal and one (1) women's semifinal, as determined by AVP in its sole discretion. OLN shall telecast all fourteen (14) of the Events (two (2) hours per Event) listed on Schedule A for a total of twenty-eight (28) Program hours.

2. TERM: The term of this agreement shall be one (1) year beginning April 1, 2005 and continuing until March 31, 2006 (the "Term").

OLN shall have an exclusive option (the "Option") exercisable by OLN on a date selected by OLN but in any event no later than September 1, 2005 to acquire the rights to record, reproduce, edit, and distribute coverage of the 2006 Events upon the same terms and conditions contained herein. In the event that OLN does not exercise such option in writing prior to September 1, 2005, AVP shall be free to enter into an agreement with a third party for the 2006 Events.

3. OTHER EVENT RELATED PROGRAMMING: AVP agrees to make available to OLN, on a non-exclusive basis, certain library programming owned and controlled by the AVP ("Related Event Programming") for use in OLN produced sponsored vignettes, features or programs related to the Events, all such rights exercisable to the same extent of OLN's rights in the Programs hereunder.

OLN shall also have the right but not the obligation to produce highlights of the Events in OLN's discretion. OLN shall also have the right to air highlights from the AVP Finals on air.

For purposes of this Agreement, unless otherwise indicated, the term Programs shall include the Related Event Programming and the highlights. OLN shall be responsible for

Two Stamford Plaza • 281 Tresser Boulevard • Stamford, CT 06901 • Tel. 203.406.2500 • Fax. 203.406.2534

any tape, dubbing and shipping fees involved with accessing the AVP archives for the Related Event Programming.

4. OWNERSHIP: AVP shall own all right, title and interest in and to the Programs, including the copyright therein.

5. RIGHTS FEES: In consideration for the rights granted to OLN herein, OLN shall be responsible for paying NBC or FOX (as applicable) for any and all incremental costs incurred by NBC or FOX in connection with the production of the Events. The parties acknowledge and agree that in no event shall AVP be responsible for any costs incurred in connection with the Events or the Programs.

In connection with the foregoing, AVP shall arrange for NBC and FOX to provide OLN with full coverage of the Events with the exception of the following (all of which shall be at OLN's additional cost and expense):

OLN shall provide Commentators for the Events;

OLN shall provide graphics and music for the Events;

OLN shall be responsible for the satellite transmission for the Events; and

OLN shall be responsible for any and all editing and/or post-production required in connection with the Events.

Notwithstanding anything to the contrary contained in this Section 5, OLN shall have the right, in its sole discretion, to provide its own production services (in lieu of NBC and/or FOX providing such services) provided OLN does not interfere with NBC's or FOX's preparation, pre-production or production of the finals of the Events or related coverage.

6. EXCLUSIVITY: OLN shall have the exclusive right to cover the Events and to produce the Programs as provided for hereunder and the exclusive right to distribute both live and on same day delayed or tape delayed basis such coverage and Programs and their respective elements in the United States, in all languages over any and all forms of Non-Standard television, which shall include, without limitation, free over the air television, terrestrial cable, microwave, multipoint distribution services (MDS), multichannel MDS (MMDS), satellite master antenna television systems (SMATV), fiber optic, direct broadcast satellite (DBS), transmission directly to so-called "backyard" TVRO receiving dishes, any video dialtone system, open video system (OVS), high definition television, any and all forms of Video on Demand (VOD), Near Video on Demand. OLN shall have the exclusive right to authorize its distributors to exhibit coverage of the Event and Programs and their respective elements via any and all forms of Video on Demand (VOD) in the United States in any and all languages (including, without limitation, by means of providing viewers with VCR-like functionality with respect to the coverage (i.e., enabling viewers to "time-shift", "pause", "fast forward", or "rewind" the Event coverage and Programs. AVP reserves all other rights to the Events; provided, however, that AVP agrees that no other party shall have the right to exploit the Events in the United States during the Term over Standard or Non Standard Television.

7. NUMBER OF RUNS: OLN agrees to telecast each Event as a two (2) hour Program on a same day or same week delayed basis. OLN shall use best efforts to schedule such Event on a weekend day between the hours of 12PM and 7PM EST.

In addition to the same day or same week delayed telecast of each Event by OLN, OLN shall have the right to replay each Program and the related highlights program and Related Event Programs on an unlimited basis during the Term. VOD runs of the Programs will be unlimited during the Term.

8. EDITING RIGHTS: OLN shall have the right to supplement and edit the Programs without restriction and the sole creative approval over the production of the Programs.

9. SUBLICENSE RIGHTS: Subject to the approval of AVP (not to be unreasonably withheld), OLN shall have the right to sublicense the Programs to the extent of OLN's distribution rights as specified herein. Subject to the approval of AVP (not to be unreasonably withheld), OLN shall have the right to sublicense the Programs to a third party distributor of high definition programming.

10. DELIVERY: Licensor shall ensure OLN receives full unfettered access to the host feed to enable OLN to cover the Events live and produce the Programs as contemplated herein.

11. PROMOTIONAL RIGHTS: OLN shall have the right to use footage from the Events for promotion and advertising of the Events. In connection with the foregoing, OLN agrees to promote and advertise the Events at such levels and in such manner as OLN determines in its reasonable discretion.

12. VIDEO NEWS RELEASES: Nothing herein shall preclude OLN from distributing video news releases related to the Events during the Term.

13. COMMERCIAL INVENTORY: OLN agrees to grant AVP [redacted]hirty second advertising availabilities per hour (for a total of [redacted] thirty second ad avails during OLN's telecast of the one (1) two hour broadcast of the men's and women's semi finals event on a same day delayed basis) in any and all runs of the Events. All remaining ad avails shall be designated for use by OLN in its sole discretion. Further, OLN shall have the right to provide sponsors or advertisers with a mutually approved amount of billboards, graphics, enhancements, vignettes, featured elements or other sponsor or branded content in the broadcasts (collectively, the "Enhancements"); provided, however, that OLN shall not have the right to grant Enhancements to any sponsors or advertisers other than AVP sponsors in the automobile, quick service restaurant, beer/alcohol, video game system and isotonic beverage categories without AVP's prior written approval. Further, OLN agrees to use the official name of the Event (e.g.., The Paul Mitchell Fort Lauderdale Open Presented By Bud Light") in connection with any and all graphics and/or audio mentions of the title of the Event.

14. WARRANTIES:

In connection with the Events and the Programs, Licensor covenants, warrants and represents as follows:

Licensor is free to enter into and perform this agreement and has all rights herein or will acquire or obtain at its sole costs and expense, all rights necessary for the exercise of the rights granted to OLN hereunder. There are no agreements, nor shall Licensor enter into any agreements which would prevent the fulfillment of this agreement, nor impair or diminish the value of the rights granted hereunder. In connection with the exercise of the rights granted to OLN herein, Licensor shall be obligated to obtain any and all reasonable consents from and to make any payments of residuals, reuse fees, royalties or participations to anyone or any entity or organization appearing in, involved in or having any ownership interest in any element of the Events and OLN shall not be responsible for such consents or payments (except with respect to any elements, materials or programming provided by OLN hereunder). Neither the Event, nor any use hereunder of the Events, nor any visual or aural element of the Events, will infringe on, or violate any third party right whatsoever. All covenants, warranties and representations made herein by Licensor shall survive the expiration or termination of this agreement.

In connection with the Events and the Programs, OLN covenants, warrants and represents as follows:

OLN is free to enter into and perform this agreement. There are no agreements, nor shall OLN enter into any agreements which would prevent the fulfillment of this agreement, nor impair or diminish the value of the rights granted hereunder. With respect to any material, element or programming provided by OLN hereunder, OLN shall be obligated to obtain any and all reasonable consents from and to make any payments of residuals, reuse fees, royalties or participations to anyone or any entity or organization appearing in, involved in or having any ownership interest in any element of the Events and Licensor shall not be responsible for such consents or payments. None of the materials, elements or programming provided by OLN hereunder will infringe on, or violate any third party right whatsoever. All covenants, warranties and representations made herein by OLN shall survive the expiration or termination of this agreement.

15. INDEMNITIES: Licensor agrees to indemnify OLN, its officers, directors, employees, affiliates, parents, members and owners from and against any claims, damages, liabilities, costs and expenses, including but not limited to reasonable outside counsel fees and expenses, relating to the Events or arising from the use or exploitation of the Events by OLN as contemplated hereunder, and/or any promotional use of the Events or use of promotional materials as provided for hereunder; provided, however, that such indemnification shall not apply to the extent that any such claims, damages, liabilities, cost and/or expenses related to any materials, elements or programming provided by OLN hereunder. OLN agrees to indemnify Licensor, its officers, directors, employees, affiliates, parents, members and owners from and against any claims, damages, liabilities, costs and expenses, including but not limited to reasonable outside counsel fees and expenses, relating to any materials, elements or programming provided by OLN hereunder. Licensor and OLN agree to indemnify, defend and hold each other harmless from and against any

claims, liability, damages, costs and expenses including, but not limited to reasonable attorney's fees, arising from the indemnifying party's breach of any covenant, representation or warranty made by it under this agreement. This indemnification provision shall survive the expiration or termination of this agreement.

16. PUBLICITY: All public relations involving the OLN telecast of the Event must be mutually approved by OLN's Vice President, Marketing, Wendy McCoy, and AVP's Chief Marketing Officer, Bruce Binkow.

17. INSURANCE: Licensor shall procure and maintain customary insurance covering the Events, including General Liability, and Workers Compensation Insurance with limits and deductibles reasonably acceptable to OLN.

18. GOVERNING LAW: This agreement and any controversies arising hereunder shall be interpreted and adjudicated in accordance with the laws of the State of New York, applicable to contracts entered into and performed entirely therein and without regard to conflicts of laws provisions. If either party commences legal action to interpret or enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and costs, including, without limitation, those costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or similar proceeding.

This letter, until superseded by a long-form agreement, is intended and shall constitute a legally binding and enforceable agreement or commitment on the part of OLN and Licensor with respect to the matters described herein and shall impose on both OLN and Licensor an enforceable obligation to negotiate toward or conclude a mutually acceptable long-form agreement.

Sincerely,

OUTDOOR LIFE NETWORK, L.L.C.

By: ______________	By: ______________
Marc Fein, SVP, Programming & Production	Gavin Harvey, President
Date: 2/13/_	Date: 2/18/05

Agreed and Accepted

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: ______________

Date: 2-22-05